EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the Registration Statement (Form S-8 File Number 333-86876) pertaining to the United Community Banks, Inc. Profit Sharing Plan of our report dated June 22, 2006, with respect to the financial statements of the United Community Banks, Inc. Profit Sharing Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2005.
Atlanta, Georgia
June 27, 2006